                                  EXHIBIT 11

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
COMPUTATIONS OF EARNINGS PER SHARE
FOR THE PERIOD ENDED MARCH 31, 1995
(Unaudited) (In thousands, except per share amounts)


                                                     Primary         Fully Diluted
                                                     -------         -------------
                                                     Quarter            Quarter
                                                     -------            -------
Net income                                           $ 8,301            $ 8,301

Interest expense on $7,493,859, 12.75%
  convertible subordinated debentures                                       239

Interest expense on $9,957,000, 7.50%
  convertible subordinated debentures                                       187

Tax effect @ 35.00% for the quarter                                        (149)
  ended March 31, 1995
                                                     -------            -------

Net income                                           $ 8,301            $ 8,578
                                                     -------            -------





Average shares outstanding                            11,931             11,931
Effect of stock options                                  118                118
                                                     -------            -------
Primary average shares outstanding                    12,049             12,049
                                                     -------            -------

Contingent shares:
Additional effect of stock options                                            2
Effect of convertible debentures:
$7,493,859 / $18.25                                                         411
$9,957,000 / $28.00                                                         356
                                                                        -------
Fully diluted average shares outstanding                                 12,818
                                                                        -------

Earnings per share:
                                                     -------            -------
Net income                                           $  0.69            $  0.67
                                                     -------            -------


See Notes to the Unaudited Condensed Consolidated Financial Statements